Exhibit 10.29

FY2004 Recognition Bonus Plan

Title:	FY2004 Recognition Bonus Plan
Effective Date:	October 30, 2004

Document Owner:	John Cleveland, Human Resources Compensation

Approvals:	Jan Collinson
Sr. VP of Human Resources and Facilities

Steve Shevick
CFO and Sr. VP of Finance

Chi-Foon Chan
President and COO

Aart de Geus
Chairman and CEO

1.0                                 Purpose

This Synopsys FY 2004 Recognition Bonus Plan (“Plan”) provides a framework for Synopsys Management to recognize and retain eligible employees (individual contributors and management) with variable compensation based on individual employee performance and contribution during Fiscal Year 2004.

HIGHLIGHTS OF THE PLAN

•                  The Plan is intended to provide a framework for identifying and rewarding employees within the Company.

•                  The Plan supercedes and replaces the FY2004 Corporate Incentive Plan and the FY2004 WWAS Overachievement Bonus Plan.

•                  The Plan will be guided by an Executive Oversight Committee (EOC), to be comprised of:

•                  Chi-Foon Chan, President and COO

•                  Steve Shevick, CFO and SR. VP of Finance

•                  Jan Collinson, Sr VP Human Resources

ELIGIBILITY

Individuals may be considered for a Recognition Bonus if they are regular employees and:

•                  are employed by Synopsys as of the first working day of the last fiscal quarter (August 1, 2004);

•                  were employed at Fiscal Year 2004 end (October 30, 2004);

•                  are not on a Corrective Action Plan (CAP)  when the awards are distributed.

2.0                                 Budget and Responsibility

•                  $[  ]* is available under the Plan for distribution to eligible employees.

•                  The Sr. VP HRFA will determine final allocation and distribution methodology.

•                  Actual Recognition Bonuses will be reviewed and approved by the EOC.

3.0         Timing of Payment

•                  Recognition Bonuses will be awarded to approved recipients in the first quarter of the Company’s Fiscal Year 2005.

IMPORTANT NOTES ABOUT THE PLAN

The Plan reflects the intention of Synopsys as of the Effective Date concerning bonus awards to eligible employees.  Synopsys reserves the right to amend or terminate the Plan at any time, with or without notice, except that any amendment or termination will not affect bonuses paid prior to such amendment or termination. Nothing in this Plan shall be construed to be a guarantee that an eligible employee will receive a bonus, or to imply a contract to that effect. This Plan does not alter the at-will relationship between the Company and any eligible employee, and the Company reserves the right to terminate an individual’s eligibility under the Plan at any time, for any reason, with or without notice. Eligibility for and determination of bonus payments under the Plan are within the sole discretion of the Company.

Approvals:

/s/ Jan Collinson	October 30, 2004
Jan Collinson	Date
Senior Vice President – HRFA

/s/ Steven K. Shevick	October 30, 2004
Steven K. Shevick	Date
Chief Financial Officer
Senior Vice President – Finance

/s/ Chi-Foon Chan	October 30, 2004
Chi-Foon Chan	Date
President & COO

/s/ Aart de Geus	October 30, 2004
Aart de Geus	Date
Chairman & CEO

* Represents specific quantitative or qualitative performance-related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant.